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                                   EXHIBIT 99

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE
                                 January 3, 2005

             Croghan Bancshares, Inc. Acquires The Custar State Bank

Croghan Bancshares, Inc. ("Croghan"), Fremont, Ohio, announced the completion of its acquisition of The Custar State Bank ("Custar"), Custar, Ohio, as of the opening of business on January 1, 2005 in an all-cash transaction. The sole Custar banking center located in Custar, Wood County, Ohio, is being operated as a branch office of The Croghan Colonial Bank. Under the terms of the agreement, Croghan will pay $74.10 cash for each outstanding common share of Custar. As of the closing date, Custar had a total of 187,498 shares outstanding.

Croghan is a one-bank holding company that owns all of the outstanding shares of The Croghan Colonial Bank, an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio. The Croghan Colonial Bank offers a diverse range of commercial and retail banking services through its ten offices located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, and Port Clinton, Ohio.

At September 30, 2004, Croghan had total assets of $410.2 million, loans of $314.6 million, deposits of $319.3 million, and shareholders' equity of $48.4 million. As of the same date, Custar had $52.1 million in total assets, $32.1 million in loans, $42.7 million in deposits, and $9.3 million in shareholders' equity.

                      Forward-Looking Statements Disclosure

The foregoing contains forward-looking statements regarding Croghan's financial performance. The forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, as well as other risks such as changes in government regulations and policies affecting bank holding companies. Although Croghan believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof.

Contact:

         Steven C. Futrell                  419.332.7301
         President & CEO
         Croghan Bancshares, Inc.

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over-the-counter market under the symbol "CHBH." As of December 31, 2004, Croghan had 1,893,773 common shares outstanding.